For Immediate Release

First Interstate BancSystem, Inc. Reports Strong First Quarter Earnings

Billings, MT - April 25, 2018 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the first quarter of 2018. For the quarter, the Company reported net income of $36.7 million, or $0.65 per share, which compares to net income of $34.2 million, or $0.61 per share, for the fourth quarter of 2017, and $23.2 million, or $0.51 per share, for the first quarter of 2017. First quarter 2018 earnings were impacted by the final acquisition costs related to the acquisition of Cascade Bancorp (“CACB”) and its wholly-owned subsidiary, Bank of the Cascades (“BOTC”), which negatively impacted earnings by $0.03 per share.

On April 25, 2018, First Interstate BancSystem, Inc., also announced in a separate release the signing of a definitive agreement to acquire all of the outstanding stock of Northwest Bancorporation, Inc., the parent company of Inland Northwest Bank (“INB”), a Spokane, Washington based community bank with 20 banking offices across Idaho, Oregon and Washington in an all-stock transaction valued at approximately $160.9 million in aggregate, or $21.03 per share of INB stock. The Company believes the transaction, if completed on the terms contemplated, will complement First Interstate’s footprint, which it successfully expanded from the Mountain West to the Pacific Northwest with the completion of the BOTC acquisition in May 2017, and will provide First Interstate with a presence in several high-growth markets, including Spokane, Washington, Portland, Oregon and Coeur d’Alene, Idaho.

HIGHLIGHTS

•
Net interest margin ratio increased to 3.75% during the first quarter of 2018, a four basis point increase from the prior quarter and reflects a 26 basis point increase from the same period in the prior year. Excluding the impact of charged-off interest and interest accretion on acquired loans, the net interest margin ratio was 3.61%, an increase of nine basis points from the prior quarter and 20 basis points from the same period in the prior year.

•
Total loans increased $32.5 million during the first quarter of 2018, or 1.6% annualized. The increase was primarily driven by commercial and construction real estate loans, partially offset by a decline in mortgage loans held for sale.

•
Total deposits increased $91.0 million during the first quarter of 2018, or 3.7% annualized. The increase was primarily driven by interest bearing demand and savings deposits, which increased 2.4% and 1.5%, respectively, during the first quarter of 2018.

•	Net charge-offs declined during the first quarter of 2018 to $0.7 million, a decrease of $5.3 million, or 88.3%, as compared to the fourth quarter of 2017.

•
Asset quality continued to improve in the first quarter of 2018, resulting in a $4.8 million, or 5.8%, decrease in non-performing assets and a $4.0 million, or 1.0%, decrease in criticized loans, in each case as compared to the fourth quarter of 2017.

•
Final acquisition related expenses related to BOTC of $2.3 million this quarter, compared to $3.3 million in the fourth quarter of 2017. The after-tax impact of acquisition related expenses on earnings per share was $0.03 and $0.04 per share for the respective periods.

•	Employee severance related expenses of $1.2 million in the first quarter of 2018, resulting in an after-tax impact on earnings per share of $0.02.

•	Dividends of $0.28 per common share paid during the quarter, an increase of 16.7% from dividends paid during the fourth quarter of 2017.

“We are effectively generating profitable growth, as our first quarter earnings per share increased 27.5% over the same period in the prior year along with a significant improvement in our return on average assets and return on average equity,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Our strong earnings growth reflects the accretive impact of the BOTC acquisition and the positive impact of the lower corporate tax rate. We are also seeing positive trends across most of our key metrics, including an expanded net interest margin and improved asset quality. As expected, we are generating a higher level of loan growth as we capitalize on faster growing markets in our West Division and strengthen our business development capabilities in the Mountain Division. As a result, our total loans increased $32.5 million in the first quarter of 2018, which is a notable improvement over the decline in loan balances we have historically seen during the first quarter of the year.”

“We are excited about the opportunity to further expand our franchise with the acquisition of Northwest Bancorporation. We believe that the accretive impact of this transaction, combined with our entrance into several high growth markets in the Pacific Northwest, would further improve our level of profitability and provide greater opportunities for generating organic growth in future years,” said Mr. Riley.

DIVIDEND DECLARATION

On April 25, 2018, the Company's board of directors declared a dividend of $0.28 per common share, payable on May 24, 2018, to common stockholders of record as of May 14, 2018. The dividend equates to a 2.7% annualized yield based on the $40.84 per share average closing price of the Company's common stock as reported on Nasdaq during the first quarter of 2018.

NET INTEREST INCOME

The Company's net interest income, on a fully taxable equivalent basis, decreased $1.7 million, or 1.7%, to $100.3 million during the first quarter of 2018, compared to $102.0 million during the fourth quarter of 2017. This is primarily a result of the period having two fewer accrual days, as compared to the fourth quarter of 2017. Net interest income, on a fully taxable equivalent basis, increased $30.3 million, or 43.3%, from $70.0 million during the first quarter of 2017, as a result of the impact of the BOTC acquisition that closed in May 2017 and an expansion to our net interest margin.

Net interest income was positively impacted this quarter by the recovery of previously charged-off interest of $0.7 million, compared to the recovery of $1.4 million during the fourth quarter of 2017 and $0.4 million during the first quarter of 2017.

Interest accretion attributable to the fair valuation of acquired loans contributed $3.1 million to net interest income during the first quarter of 2018, of which approximately $1.1 million was related to early payoffs. This compares to interest accretion of $3.8 million in net interest income during the fourth quarter of 2017, of which approximately $2.0 million was related to early payoffs and interest accretion of $1.2 million in net interest income during the first quarter of 2017, of which approximately $0.3 million was related to early payoffs.

The Company's net interest margin improved to 3.75% during the first quarter of 2018, or four basis points, as compared to the fourth quarter of 2017, primarily as a result of reinvestment opportunities at higher rates available to us due to the short duration of our investment portfolio. Exclusive of the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans, the Company's net interest margin ratio was 3.61% during the first quarter of 2018, compared to 3.52% during the fourth quarter of 2017, and 3.41% during the first quarter of 2017.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $2.1 million during the first quarter of 2018, compared to $3.5 million during the fourth quarter of 2017, and $1.7 million during the first quarter of 2017. As a result of lower levels of net charge-offs, the Company’s Allowance for Loan Losses as a percentage of period-end loans increased to 0.96% and coverage of non-performing loans increased to 110.0%.

NON-INTEREST INCOME

Total non-interest income decreased $2.0 million, or 5.4%, to $35.2 million during the first quarter of 2018, as compared to $37.2 million during the fourth quarter of 2017, primarily as a result of seasonal fluctuations and two fewer days in the quarter.

Total non-interest income increased $6.1 million, or 21.0%, from $29.1 million during the first quarter of 2017, as a result of the BOTC acquisition.

Payment services revenues decreased $1.8 million, or 14.6%, to $10.5 million during the first quarter of 2018, as compared to $12.3 million during the fourth quarter of 2017, primarily due to seasonal fluctuations. Payment services revenues increased $2.1 million, or 25.0%, from $8.4 million during the first quarter of 2017, primarily driven by increased debit card and credit card volume in addition to the BOTC acquisition.

Mortgage banking revenues decreased $1.1 million, or 16.9%, to $5.4 million during the first quarter of 2018, as compared to $6.5 million during the fourth quarter of 2017, due to seasonal declines in mortgage loan production. During the first quarter of 2018, loans originated for home purchases accounted for approximately 68.2% of loan production, as compared to 68.8% during the fourth quarter of 2017 and 58.6% during the first quarter of 2017. Mortgage banking revenues decreased $1.1 million, or 16.9%, during the first quarter of 2018 from $6.5 million during the first quarter of 2017. This decrease was primarily due to the lack of demand for refinancing loans, which was strong post-election during the first quarter of 2017.

Wealth management revenues increased $0.5 million, or 9.3%, to $5.9 million during the first quarter of 2018, as compared to $5.4 million during the fourth quarter of 2017 and increased $0.9 million, or 18.0%, from $5.0 million during the first quarter of 2017. These increases are primarily due to higher brokerage revenues.

Other service charges, commissions and fee revenues increased $0.2 million, or 5.4%, to $3.9 million during the first quarter of 2018, as compared to $3.7 million during the fourth quarter of 2017, primarily due to fees earned on interest rate swap contracts offered to customers. Other service charges, commissions and fee revenues increased $1.2 million, or 44.4%, from $2.7 million during the first quarter of 2017, primarily due to the BOTC acquisition, increases in mortgage loan servicing fee income, and additional fees earned on derivative interest rate swap contracts offered to customers.

NON-INTEREST EXPENSE

Non-interest expense increased $0.8 million, or 0.9%, to $85.9 million during the first quarter of 2018, as compared to $85.1 million during the fourth quarter of 2017, primarily due to employee severance related costs and employee benefits which were offset by a decrease in acquisition related costs. Non-interest expense increased $22.2 million, or 34.9%, from $63.7 million during the first quarter of 2017 due to the BOTC acquisition.

Acquisition related expenses for the first quarter of 2018, the fourth quarter of 2017, and the first quarter of 2017 are $2.3 million, $3.3 million, and $0.7 million, respectively. The after-tax impact of acquisition related expenses on earnings per share was $0.03, $0.04, and $0.01 per share for the respective quarterly periods. Acquisition related costs for BOTC were finalized during the first quarter of 2018 and are detailed below for the periods presented:

	Quarter Ended
	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Legal and professional fees	$0.5	$0.6	$2.5	$5.9	$0.6
Employee expenses	0.1	—	1.7	3.3	—
Technology conversion and contract terminations	1.5	2.4	7.1	0.7	—
Other	0.2	0.3	1.7	0.2	0.1
Total acquisition related expenses	$2.3	$3.3	$13.0	$10.1	$0.7

Exclusive of acquisition related expenses, non-interest expense was $83.6 million during the first quarter of 2018, compared to $81.7 million during the fourth quarter of 2017, with the quarter-over-quarter increase a result of $1.2 million in severance related costs, higher medical insurance, and the payroll tax reset on salaries and wages. Exclusive of acquisition related expenses, non-interest expense was $63.0 million during the first quarter of 2017, with the year-over-year increase primarily attributable to the BOTC transaction.

Salary and wage expenses increased $0.3 million, or 0.9%, to $34.6 million during the first quarter of 2018, as compared to $34.3 million during the fourth quarter of 2017. Exclusive of severance related expenses, salary and wage expenses decreased $0.6 million to $33.4 million during the first quarter of 2018, compared to $34.0 million during the fourth quarter of 2017. Salaries and wage expenses increased $8.9 million, or 34.6%, from $25.7 million in the first quarter of 2017. This increase reflects the salaries, benefits, and incentive compensation for BOTC employees who joined the Company as it expanded into three new states in 2017.

Employee benefit expenses increased $3.3 million, or 41.3%, to $11.3 million during the first quarter of 2018, as compared to $8.0 million during the fourth quarter of 2017, as medical claims in the fourth quarter of 2017 were significantly lower than historical averages in addition to the seasonal first quarter reset of payroll taxes. Employee benefit expenses increased $1.7 million, or 17.7%, from $9.6 million during the first quarter of 2017, primarily due to the BOTC acquisition.

Other expenses decreased $1.4 million, or 5.1%, to $26.3 million during the first quarter of 2018, as compared to $27.7 million during the fourth quarter of 2017. This decrease is primarily due to higher advertising and promotional expenses incurred during the fourth quarter to promote the Company's brand awareness in its new markets in the West Division. Year-over-year, other expenses increased $6.3 million, or 31.5%, from $20.0 million during the first quarter of 2017, primarily due to the acquisition of BOTC.

Income tax expense decreased $4.9 million during the first quarter of 2018, primarily related to a lower effective tax rate, resulting from the enactment of the 2017 Tax Cuts and Jobs Act (TCJA) during the fourth quarter of 2017.

BALANCE SHEET

Total assets increased $60.1 million, or 0.5%, over the linked-quarter as a result of increased investment securities and outstanding loan balances. Total assets increased $3,212.2 million, or 35.5%, to $12,273.4 million as of March 31, 2018, from $9,061.2 million as of March 31, 2017, primarily due to the BOTC acquisition.

Total loans increased $32.5 million, or 0.4%, to $7,646.8 million as of March 31, 2018, from $7,614.3 million as of December 31, 2017, due to organic growth primarily in commercial and construction real estate loans. Total loans increased $2,247.0 million, from $5,399.8 million as of March 31, 2017, primarily due to the BOTC acquisition.

Total real estate loans increased $24.6 million, or 0.5%, to $5,201.4 million as of March 31, 2018, from $5,176.8 million as of December 31, 2017. Within the portfolio, construction loans increased $27.7 million, or 3.9%, to $736.0 million as of March 31, 2018. This growth was offset by declines in commercial, residential, and agricultural real estate loans of $1.0 million, $0.8 million and $1.3 million, respectively. Total real estate loans increased $1,744.6 million, or 50.5%, from March 31, 2017, primarily due to the BOTC acquisition.

Total consumer loans decreased $3.3 million, or 0.3%, to $1,031.1 million as of March 31, 2018, from $1,034.4 million as of December 31, 2017, and increased $57.9 million, or 5.9%, from $973.2 million, as of March 31, 2017. The year-over-year increase is attributable to growth in the indirect portfolio in the legacy footprint, along with consumer loans acquired in the BOTC acquisition.

Commercial loans increased $28.7 million, or 2.4%, to $1,244.1 million as of March 31, 2018, from $1,215.4 million as of December 31, 2017, as a result of organic growth across our footprint. Year-over-year, commercial loans increased $426.3 million, or 52.1%, from $817.8 million as of March 31, 2017, primarily due to the BOTC acquisition.

Agricultural loans decreased $2.3 million, or 1.7%, to $133.9 million as of March 31, 2018, from $136.2 million as of December 31, 2017, due to seasonal reductions in operating lines that historically we have experienced during the first quarter of the year. Year-over-year, agriculture loans increased $8.4 million, or 6.7%, from $125.5 million as of March 31, 2017, primarily due to organic growth.

Goodwill and intangible assets, excluding mortgage servicing rights, decreased $0.9 million, to $520.9 million as of March 31, 2018, from $521.8 million, as of December 31, 2017. The decrease is attributable to intangible amortization of $1.8 million during the quarter which was offset by an adjustment of $0.9 million to goodwill acquired in the BOTC acquisition. There are no remaining provisional adjustments related to the acquisition.

Total deposits grew organically by $91.0 million, or 0.9%, to $10,025.9 million as of March 31, 2018, compared to December 31, 2017, and increased $2,725.7 million, or 37.3%, from $7,300.2 million, as of March 31, 2017 as a result of the BOTC acquisition. As of March 31, 2018, the mix of total deposits remained consistent at 28.9% non-interest bearing demand, 28.5% interest bearing demand, 31.3% savings, and 11.3% time deposits.

The Company’s loan to deposit ratio was 76.3%, as of March 31, 2018, compared to 76.6% as of December 31, 2017 and up from 74.0% as of March 31, 2017.

The Company is considered to be “well-capitalized” as of March 31, 2018, having exceeded all regulatory capital adequacy requirements. Despite the large fluctuation in Accumulated Other Comprehensive Income, due to market value fluctuations in our available for sale investment portfolio, the Company maintained stable tangible common equity to tangible assets at 7.76% as of March 31, 2018. During the first quarter of 2018, the Company paid common stock dividends of approximately $15.6 million, or $0.28 per share.

CREDIT QUALITY

As of March 31, 2018, non-performing assets decreased by $4.8 million, or 5.8% to $77.8 million, compared to $82.6 million as of December 31, 2017. Non-accrual loans decreased approximately $6.3 million to $63.1 million as of March 31, 2018, as compared to $69.4 million during the fourth quarter of 2017. Accruing loans past due 90 days or more increased $0.6 million, or 19.4%, and other real estate owned increased $0.9 million, or 8.9%, from December 31, 2017. The improvement in non-performing assets is primarily attributed to the resolution and pay down on four loans in the commercial, commercial real estate, and construction real estate categories.

Criticized loans decreased $4.0 million, or 1.0%, to $396.5 million as of March 31, 2018, from $400.5 million as of December 31, 2017, driven primarily by several upgrades and pay downs within the commercial, commercial real estate, and construction real estate categories as noted above. Criticized loans increased $13.0 million from $383.5 million as of March 31, 2017, as a result of the loans acquired in the BOTC acquisition.

Net loan charge-offs decreased $5.3 million to $0.7 million during the first quarter of 2018, as compared to $6.0 million during the fourth quarter of 2017, driven primarily by recoveries against previous losses in the commercial and commercial real estate portfolios. Net charge-offs during the first quarter of 2017 were $1.7 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains the following non-GAAP financial measures that management uses to evaluate capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders' equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders' equity; and (v) return on average tangible common equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance because we exclude the impact on the Company's performance of the amortization of intangible assets (except mortgage servicing rights) which, generally speaking, does not represent an actual cash expense and is inconsistent in the amount and frequency depending upon the timing and size of our acquisitions. This impacts the ratios which are important to analysts and also allow investors to compare certain aspects of the Company's capitalization to other companies.

See the Non-GAAP Financial Measures table included herein for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: a decline in business and economic conditions, in particular adverse conditions affecting Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming, lending risks, changes in interest rates, failure to integrate or profitably operate acquired businesses, inadequate allowance for loan losses, additional regulatory requirements due to our asset size exceeding $10 billion, loss of access to low-cost funding sources, declining oil and gas prices and declining demand for coal, impairment of goodwill, changes in accounting standards, dependence on the Company’s management team, ability to attract and retain qualified employees, increased governmental regulation and changes in regulatory, tax and accounting rules and interpretations, stringent capital requirements, cyber-security, liquidity risks, inability to grow organically or through acquisitions, environmental remediation and other costs associated with repossessed properties, ineffective internal operating controls, competition, reliance on external vendors, unfavorable resolution of litigation, failure to effectively implement technology-driven products and services, soundness of other financial institutions, occurrences of catastrophic events or natural disasters, volatility of Class A and Class B common stock, changes in dividend policy, the uninsured nature of any investment in Class A or Class B common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, dilution as a result of future equity issuances, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

First Quarter 2018 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the first quarter of 2018 results at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Thursday, April 26, 2018. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on April 26, 2018 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on May 26, 2018, by dialing 1-877-344-7529 (using conference ID 10118682). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.

Contact:	Margie Morse	NASDAQ: FIBK
	Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5053 investor.relations@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	1Q18 vs 4Q17	1Q18 vs 1Q17
Net interest income	$99.8	$100.8	$100.8	$79.3	$68.9	(1.0)%	44.8%
Net interest income on a fully-taxable equivalent ("FTE") basis	100.3	102.0	101.9	80.4	70.0	(1.7)	43.3
Provision for loan losses	2.1	3.5	3.4	2.4	1.7	(40.0)	23.5
Non-interest income:
Payment services revenues	10.5	12.3	12.4	10.2	8.4	(14.6)	25.0
Mortgage banking revenues	5.4	6.5	8.2	7.6	6.5	(16.9)	(16.9)
Wealth management revenues	5.9	5.4	5.5	5.1	5.0	9.3	18.0
Service charges on deposit accounts	5.6	6.0	5.9	5.1	4.4	(6.7)	27.3
Other service charges, commissions and fees	3.9	3.7	3.6	3.4	2.7	5.4	44.4
Total fee-based revenues	31.3	33.9	35.6	31.4	27.0	(7.7)	15.9
Investment securities gains (losses)	—	(0.1)	(0.4)	—	—	NM	NM
Other income	3.9	3.4	3.0	5.8	2.1	14.7	85.7
Total non-interest income	35.2	37.2	38.3	37.2	29.1	(5.4)	21.0
Non-interest expense:
Salaries and wages	34.6	34.3	34.7	28.0	25.7	0.9	34.6
Employee benefits	11.3	8.0	10.2	9.8	9.6	41.3	17.7
Occupancy and equipment	9.4	9.7	9.2	8.0	7.1	(3.1)	32.4
Core deposit intangible amortization	1.8	1.9	1.9	1.1	0.6	(5.3)	200.0
Other expenses	26.3	27.7	25.5	23.4	20.0	(5.1)	31.5
Other real estate owned (income) expense	0.2	0.2	0.2	—	—	NM	NM
Acquisition related expenses	2.3	3.3	13.0	10.1	0.7	(30.3)	228.6
Total non-interest expense	85.9	85.1	94.7	80.4	63.7	0.9	34.9
Income before taxes	47.0	49.4	41.0	33.7	32.6	(4.9)	44.2
Income taxes	10.3	15.2	13.7	11.9	9.4	(32.2)	9.6
Net income	$36.7	$34.2	$27.3	$21.8	$23.2	7.3%	58.2%

Weighted-average basic shares outstanding	56,241	56,022	56,094	47,613	44,680	0.4%	25.9%
Weighted-average diluted shares outstanding	56,652	56,479	56,531	48,074	45,239	0.3	25.2
Earnings per share - basic	$0.65	$0.61	$0.49	$0.46	$0.52	6.6	25.0
Earnings per share - diluted	0.65	0.61	0.48	0.45	0.51	6.6	27.5

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	1Q18 vs 4Q17	1Q18 vs 1Q17
Assets:
Cash and cash equivalents	$744.2	$758.9	$882.8	$919.8	$808.0	(1.9)%	(7.9)%
Investment securities	2,743.0	2,693.2	2,617.7	2,609.6	2,148.6	1.8	27.7
Loans held for investment	7,614.5	7,567.7	7,502.4	7,525.6	5,376.5	0.6	41.6
Mortgage loans held for sale	32.3	46.6	49.7	30.4	23.2	(30.7)	39.2
Total loans	7,646.8	7,614.3	7,552.1	7,556.0	5,399.8	0.4	41.6
Less allowance for loan losses	73.5	72.1	74.6	75.7	76.2	1.9	(3.5)
Net loans	7,573.3	7,542.2	7,477.5	7,480.3	5,323.6	0.4	42.3
Goodwill and intangible assets (excluding mortgage servicing rights)	520.9	521.8	524.0	525.2	249.9	(0.2)	108.4
Company owned life insurance	261.9	260.6	258.9	257.5	199.3	0.5	31.4
Premises and equipment	240.2	241.9	242.9	243.2	195.5	(0.7)	22.9
Other real estate owned	11.0	10.1	10.3	11.3	9.4	8.9	17.0
Mortgage servicing rights	25.2	24.8	24.4	23.7	19.4	1.6	29.9
Other assets	153.7	159.8	168.0	165.8	107.7	(3.8)	42.7
Total assets	$12,273.4	$12,213.3	$12,206.5	$12,236.4	$9,061.2	0.5%	35.5%

Liabilities and stockholders' equity:
Deposits	$10,025.9	$9,934.9	$9,933.5	$10,020.0	$7,300.2	0.9%	37.3%
Securities sold under repurchase agreements	633.8	643.0	635.3	579.7	587.5	(1.4)	7.9
Long-term debt	15.7	13.1	8.0	28.0	28.0	19.8	(43.9)
Subordinated debentures held by subsidiary trusts	82.5	82.5	82.5	82.5	82.5	NM	NM
Other liabilities	83.1	112.2	127.8	120.7	61.4	(25.9)	35.3
Total liabilities	10,841.0	10,785.7	10,787.1	10,830.9	8,059.6	0.5	34.5
Stockholders' equity:
Common stock	688.0	687.0	686.5	685.3	297.2	0.1	131.5
Retained earnings*	776.7	752.6	731.9	718.1	707.0	3.2	9.9
Accumulated other comprehensive income (loss)*	(32.3)	(12.0)	1.0	2.0	(2.6)	NM	NM
Total stockholders' equity	1,432.4	1,427.6	1,419.4	1,405.4	1,001.6	0.3	43.0
Total liabilities and stockholders' equity	$12,273.4	$12,213.3	$12,206.5	$12,236.3	$9,061.2	0.5%	35.5%

Common shares outstanding at period end	56,699	56,466	56,456	56,445	45,144	0.4%	25.6%
Book value at period end	$25.26	$25.28	$25.14	$24.90	$22.19	(0.1)	13.8
Tangible book value at period end**	16.07	16.04	15.86	15.57	16.65	0.2	(3.5)
NM - not meaningful
*Retained earnings and accumulated other comprehensive income (loss) amounts prior to March 31, 2018 included herein are exclusive of reclassifications required by the proposed Accounting Standard Update, "Income Statement—Reporting Comprehensive Income (Topic 220)" issued January 18, 2018 by the FASB and adopted effective January 1, 2018.

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	1Q18 vs 4Q17	1Q18 vs 1Q17

Loans:
Real Estate:
Commercial real estate*	$2,821.9	$2,822.9	$2,758.6	$2,759.7	$1,819.7	—%	55.1%
Construction:
Land acquisition and development	364.6	348.7	352.2	339.9	200.4	4.6	81.9
Residential	230.6	240.2	234.0	219.7	143.8	(4.0)	60.4
Commercial	140.8	119.4	117.0	121.6	121.2	17.9	16.2
Total construction	736.0	708.3	703.2	681.2	465.4	3.9	58.1
Residential real estate*	1,486.6	1,487.4	1,499.0	1,522.9	1,004.0	(0.1)	48.1
Agricultural real estate	156.9	158.2	160.3	163.2	167.7	(0.8)	(6.4)
Total real estate	5,201.4	5,176.8	5,121.1	5,127.0	3,456.8	0.5	50.5
Consumer
Indirect	782.9	784.7	788.8	779.0	762.5	(0.2)	2.7
Other	173.0	175.1	177.6	175.7	145.5	(1.2)	18.9
Credit card	75.2	74.6	72.2	75.6	65.2	0.8	15.3
Total consumer	1,031.1	1,034.4	1,038.6	1,030.4	973.2	(0.3)	5.9
Commercial	1,244.1	1,215.4	1,186.2	1,210.9	817.8	2.4	52.1
Agricultural	133.9	136.2	152.7	149.1	125.5	(1.7)	6.7
Other	4.0	4.9	3.8	8.2	3.2	(18.4)	25.0
Loans held for investment	7,614.5	7,567.7	7,502.3	7,525.5	5,376.5	0.6	41.6
Loans held for sale	32.3	46.6	49.7	30.4	23.2	(30.7)	39.2
Total loans	$7,646.8	$7,614.3	$7,552.1	$7,555.9	$5,399.8	0.4%	41.6%

*Certain reclassifications, none of which were material, have been made to conform certain June 30, 2017 amounts to the September 30, 2017, December 31, 2017, and March 31, 2018 presentation. These reclassifications did not change previously reported total loans.

Deposits:
Non-interest bearing	$2,897.6	$2,900.0	$2,965.3	$2,897.8	$1,840.6	(0.1)%	57.4%
Interest bearing:
Demand	2,853.3	2,787.5	2,693.3	2,853.4	2,266.0	2.4	25.9
Savings	3,140.3	3,095.4	3,092.7	3,066.0	2,192.7	1.5	43.2
Time, $100 and over	420.6	432.0	452.9	469.6	425.9	(2.6)	(1.2)
Time, other	714.1	720.0	729.3	733.2	575.0	(0.8)	24.2
Total interest bearing	7,128.3	7,034.9	6,968.2	7,122.2	5,459.6	1.3	30.6
Total deposits	$10,025.9	$9,934.9	$9,933.5	$10,020.0	$7,300.2	0.9%	37.3%

Total core deposits(1)	$9,605.3	$9,503.0	$9,480.6	$9,550.4	$6,874.3	1.1%	39.7%

(1) Core deposits are defined as total deposits less time deposits, $100 and over

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	1Q18 vs 4Q17	1Q18 vs 1Q17

Allowance for Loan Losses:
Allowance for loan losses	$73.5	$72.1	$74.6	$75.7	$76.2	1.9%	(3.5)%
As a percentage of period-end loans	0.96%	0.95%	0.99%	1.00%	1.41%

Net charge-offs during quarter	$0.7	$6.0	$4.6	$2.9	$1.7	(88.3)%	(58.8)%
Annualized as a percentage of average loans	0.04%	0.31%	0.24%	0.19%	0.13%

Non-Performing Assets:
Non-accrual loans	$63.1	$69.4	$74.5	$76.7	$74.6	(9.1)%	(15.4)%
Accruing loans past due 90 days or more	3.7	3.1	5.7	9.4	4.5	19.4	(17.8)
Total non-performing loans	66.8	72.5	80.2	86.1	79.1	(7.9)	(15.5)
Other real estate owned	11.0	10.1	10.3	11.3	9.4	8.9	17.0
Total non-performing assets	$77.8	$82.6	$90.5	$97.4	$88.5	(5.8)%	(12.1)%

Non-performing assets as a percentage of:
Total loans and OREO	1.02%	1.08%	1.20%	1.29%	1.64%
Total assets	0.63	0.68	0.74	0.80	0.98

Accruing Loans 30-89 Days Past Due	$53.6	$49.0	$53.5	$44.6	$34.0	9.4%	57.6%
Accruing TDRs	6.9	12.6	10.9	15.0	16.4	(45.2)	(57.9)

Criticized Loans:
Special Mention	$159.5	$155.1	$147.1	$163.1	$144.8	2.8%	10.2%
Substandard	212.4	217.2	239.3	222.4	200.3	(2.2)	6.0
Doubtful	24.6	28.2	36.1	44.2	38.4	(12.8)	(35.9)
Total	$396.5	$400.5	$422.5	$429.7	$383.5	(1.0)%	3.4%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Mar 31, 2018		Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Annualized Financial Ratios (GAAP)
Return on average assets	1.22%		1.11%	0.88%	0.88%	1.05%
Return on average common equity	10.34		9.52	7.67	7.68	9.48
Yield on average earning assets	4.05		4.00	4.00	3.89	3.77
Cost of average interest bearing liabilities	0.41		0.40	0.40	—	0.37
Interest rate spread	3.64		3.60	3.60	3.49	3.40
Net interest margin ratio	3.75		3.71	3.71	3.60	3.49
Efficiency ratio	62.32		60.29	66.71	68.10	64.35
Loan to deposit ratio	76.27		76.64	76.03	75.41	73.97

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$16.07		$16.04	$15.86	$15.59	$16.65
Tangible common stockholders' equity to tangible assets	7.76%		7.75%	7.66%	7.52%	8.53%
Return on average tangible common equity	16.23		15.04	12.23	10.97	12.54

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	12.93%	*	12.76%	12.76%	12.56%	14.94%
Tier 1 risk-based capital to total risk-weighted assets	12.09	*	11.93	11.90	11.69	13.75
Tier 1 common capital to total risk-weighted assets	11.17	*	11.04	11.02	10.77	12.50
Leverage Ratio	9.07	*	8.86	8.71	10.65	10.09

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders' equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$7,590.6	$92.0	4.92%	$7,539.8	$93.8	4.94%	$5,420.2	$64.3	4.81%
Investment securities (2)	2,695.6	14.0	2.11	2,666.6	13.7	2.04	2,107.9	10.0	1.92
Interest bearing deposits in banks	553.2	2.1	1.55	686.8	2.3	1.32	596.9	1.2	0.82
Federal funds sold	0.2	—	2.57	0.2	—	2.63	0.7	—	1.20
Total interest earnings assets	10,839.6	108.1	4.05%	10,893.4	109.8	4.00%	8,125.7	75.5	3.77%
Non-earning assets	1,319.6			1,340.3			808.2
Total assets	$12,159.2			$12,233.7			$8,933.9
Interest bearing liabilities:
Demand deposits	$2,797.8	$1.6	0.23%	$2,752.1	$1.5	0.22%	$2,231.3	$1.0	0.18%
Savings deposits	3,134.2	2.3	0.30	3,101.1	2.3	0.29	2,167.2	1.3	0.24
Time deposits	1,142.0	2.3	0.82	1,166.9	2.3	0.76	1,025.9	1.8	0.72
Repurchase agreements	635.2	0.4	0.27	624.5	0.4	0.24	559.6	0.2	0.18
Other borrowed funds	3.1	0.1	18.36	23.6	0.4	6.96	—	—	—
Long-term debt	14.2	0.2	5.64	8.1	0.2	8.89	28.0	0.5	6.57
Subordinated debentures held by subsidiary trusts	82.5	0.9	4.37	82.5	0.8	4.00	82.5	0.7	3.66
Total interest bearing liabilities	7,809.0	7.8	0.41%	7,758.8	7.9	0.40%	6,094.5	5.5	0.37%
Non-interest bearing deposits	2,819.8			2,946.5			1,802.4
Other non-interest bearing liabilities	92.2			100.7			48.0
Stockholders’ equity	1,438.2			1,427.8			989.0
Total liabilities and stockholders’ equity	$12,159.2			$12,233.7			$8,933.9
Net FTE interest income		$100.3			$101.9			$70.0
Less FTE adjustments (2)		(0.5)			(1.1)			(1.1)
Net interest income from consolidated statements of income		$99.8			$100.8			$68.9
Interest rate spread			3.64%			3.60%			3.40%
Net FTE interest margin (3)			3.75%			3.71%			3.49%
Cost of funds, including non-interest bearing demand deposits (4)			0.30%			0.29%			0.29%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
Total common stockholders' equity (GAAP)	(A)	$1,432.4	$1,427.6	$1,419.4	$1,405.4	$1,001.6
Less goodwill and other intangible assets (excluding mortgage servicing rights)		520.9	521.8	524.0	525.2	249.9
Tangible common stockholders' equity (Non-GAAP)	(B)	$911.4	$905.8	$895.4	$880.2	$751.7

Total assets (GAAP)		$12,273.4	$12,213.3	$12,206.5	$12,236.3	$9,061.2
Less goodwill and other intangible assets (excluding mortgage servicing rights)		520.9	521.8	524.0	525.2	249.9
Tangible assets (Non-GAAP)	(C)	$11,752.5	$11,691.5	$11,682.5	$11,711.1	$8,811.3

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$1,438.2	$1,427.8	$1,409.8	$1,141.4	$989.0
Less goodwill and other intangible assets (excluding mortgage servicing rights)		521.5	523.5	525.3	341.6	240.9
Average tangible common stockholders' equity (Non-GAAP)	(E)	$916.7	$904.3	$884.5	$799.8	$748.1

Total quarterly average assets	(F)	$12,159.2	$12,233.7	$12,251.2	$9,975.8	$8,933.9
Annualized net income available to common shareholders	(G)	148.8	136.0	108.1	87.7	93.8
Common shares outstanding	(H)	56,699	56,466	56,456	56,445	45,144

Return on average assets (GAAP)	(G)/(F)	1.22%	1.11%	0.88%	0.88%	1.05%
Return on average common stockholders' equity (GAAP)	(G)/(D)	10.34	9.52	7.67	7.68	9.48
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	11.83	11.67	11.51	11.44	11.07
Book value per common share (GAAP)	(A)/(H)	$25.26	$25.28	$25.14	$24.90	$22.19
Tangible book value per common share (Non-GAAP)	(B)/(H)	16.07	16.04	15.86	15.59	16.65
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	7.76%	7.75%	7.66%	7.52%	8.53%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	16.23	15.04	12.23	10.97	12.54

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com